Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Announces Appointment of New Chief Legal Officer

HOUSTON and LONDON, Feb. 19, 2015 — LyondellBasell (NYSE: LYB) today announced that Jeffrey A. Kaplan has been appointed executive vice president and chief legal officer, effective March 1. Kaplan succeeds Executive Vice President and Chief Legal Officer Craig B. Glidden, who will leave the Company later this month to become executive vice president and general counsel of the General Motors Company.

In making the announcement, Chief Executive Officer Bob Patel said: “Jeff’s experience in managing the legal aspects of nearly all facets of complex global organizations and his deep understanding of the petrochemical industry make him the obvious choice to join our management team. I have worked closely with Jeff for many years and have great confidence in him.”

Patel also announced today that the Company’s Supervisory Board has nominated Kaplan for appointment to the Management Board. The Company’s shareholders will be asked to elect Kaplan to the Management Board at its 2015 Annual General Meeting. In addition to leading the legal department, Kaplan will have management responsibility for the company’s government affairs and corporate communications.

“We are grateful to Craig for his many contributions to LyondellBasell over the past five-and-a-half years,” Patel said. “He was one of the key leaders contributing to the transformation of the Company and the success we have achieved.”

Kaplan, 46, has been deputy general counsel since joining LyondellBasell in December 2009. From 2001 to 2009 he served in a variety of leadership roles at Chevron Phillips Chemical Company, including deputy general counsel. From 1992 to 2001 he was in private law practice in Houston.

Kaplan earned his bachelor’s degree from Amherst College and his law degree from the University of Texas School of Law. He serves on the national board of directors of the General Counsel Forum and is a Life Fellow of the Texas Bar Foundation and Houston Bar Foundation.

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Source: LyondellBasell

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

LyondellBasell

www.lyondellbasell.com